EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES JULY CASH DISTRIBUTION

Dallas, Texas, July 19, 2013 – U.S. Trust, Bank of America Private Wealth Management, as Trustee of the Cross Timbers Royalty Trust (NYSE – CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.202620 per unit, payable on August 14, 2013, to unitholders of record on July 31, 2013. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales
	Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month	18,000	135,000	$89.21	$6.28
Prior Month	19,000	112,000	$86.69	$6.38

Excess Costs

XTO Energy has advised the trustee that increased oil prices led to the partial recovery of excess costs on properties underlying the Texas Working Interest net profits interests. However, there were not enough proceeds from the properties underlying the Texas Working Interest net profits interests to be included in this month’s distribution.

For more information on the Trust, please visit our web site at www.crosstimberstrust.com.

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Contact:	Nancy G. Willis Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free – 877-228-5084